UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2009

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On December 22, 2009, Humana Military Healthcare Services, Inc. (“HMHS”) a wholly-owned subsidiary of Humana Inc. (“Humana”) was advised that the United States Department of Defense TRICARE Management Activity (“TMA”) has notified the Government Accountability Office (“GAO”) of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to Humana’s protest of the award of the third generation TRICARE program contract for the South Region to another contractor.

In October 2009, Humana was advised that the GAO had upheld HMHS’ protest. The GAO decision determined that the TMA evaluation had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with Humana’s record of obtaining network provider discounts from its established network in the South Region. The GAO recommended that the TMA reevaluate proposals and make a new source selection decision consistent with the GAO’s decision.

At this time, the Company is unable to determine the specific nature or specific timing of the corrective action that will be implemented by the TMA, or what effect such corrective action will have upon the ultimate disposition of the contract award.

HMHS, headquartered in Louisville, Kentucky, has been a Department of Defense contractor for the TRICARE program since July 1, 1996. HMHS provides health benefits support and services to approximately 3.0 million active duty and retired military and their eligible family members in the ten-state South Region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/S/ STEVEN E. MCCULLEY
Steven E. McCulley
Vice President and Controller
(Principal Accounting Officer)

Dated: December 22, 2009